Exhibit 3.2

CERTIFICATE OF TRUST

OF

BITWISE BITCOIN ETF TRUST

This Certificate of Trust of Bitwise Bitcoin ETF Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Bitwise Bitcoin ETF Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President